Exhibit 99.23.h1

ADMINISTRATION AGREEMENT

 ___, 2003

Ancora Capital Inc.

One Chagrin Highlands

2000 Auburn Drive, Suite 420

Cleveland, Ohio 44122

Dear Sirs:

Ancora Trust (the “Trust”), an Ohio business trust consisting of separate series of funds including Ancora Income Fund, Ancora Equity Fund, Ancora Special Opportunity Fund and Ancora Bancshares (each a “Fund” collectively the “Funds”) and Ancora Capital Inc. (“Administrator”) agree as follows:

Each of the Funds desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Funds’ Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to Administrator, and resolutions of the Funds’ Board of Trustees (the “Board of Trustees”).  The Trust desires to employ Administrator as its administrator for the Funds.

1.

 Services as Administrator.

Subject to the direction and control of the Board of Trustees, Administrator will: (a) assist in maintaining office facilities (which may be in the offices of Administrator or a corporate affiliate but shall be in such location as the Trust and Administrator shall reasonably determine); (b) furnish clerical services and stationery and office supplies; (c) compile data for, prepare and file with respect to the Funds timely notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Semi-Annual Reports on Form N-SAR; (d) coordinate execution and filing by the Funds’ independent accountant of all federal and state tax returns and required tax filings other than those required to be made by the Funds’ custodian; (e)  assist to the  extent  requested  by the Funds with the Funds’ preparation of Annual and  Semi-Annual Reports to the Funds’ shareholders and Registration Statements for the Trust (on Form N-1A or any replacement therefor); (f) monitor the Funds’ expense accruals and pay all expenses on proper authorization from each Fund; (g) on a monthly basis, monitor the Funds’ status as a regulated investment company under  Subchapter M of the Internal  Revenue Code of 1986,  as amended from time to time;  (h)  maintain the Funds’ fidelity bond as required by the 1940 Act;  (i) on a monthly  basis, monitor  compliance with the policies and limitations of the Funds as set forth in the Prospectus and Statement of Additional Information; and (j) generally assist in the Funds’ operations;

In compliance with the requirements of Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Funds any of such records upon the Funds’ request.  Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

2.

 Fees; Delegation; Expenses.

In consideration of services rendered pursuant to this Agreement, each of the Funds will pay Administrator a fee, accrued daily and payable monthly, at an annual rate of 0.10% of the average net assets of such Fund.  The fee for any portion of a month shall be pro-rated according to the proportion that such portion bears to the full monthly period.

Administrator will from time to time employ or associate itself with such person or persons or organizations as Administrator may believe to be desirable in the performance of its duties.  Such person or persons may be officers and employees who are employed by both Administrator and the Funds. The compensation of such person or persons or organizations shall be paid by Administrator and no obligation shall be incurred on behalf of the Funds in such respect.

Administrator will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein.  Administrator will not bear any of the costs of the Funds’ personnel.  Other expenses incurred in the operation of each of the Funds shall be borne by such Fund, including transfer agency and custodial expenses; fees of portfolios pricing services; fees of accountants and auditors; taxes; interest; Trustees’ fees; brokerage fees and commissions; state “Blue Sky” qualification fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Board of Trustees; and SEC registration fees.

3.

Proprietary and Confidential Information.

Administrator agrees on behalf of itself and its officers, directors, employees and agents, to treat confidentially and as proprietary information of the Funds, including, without limitation, all records and other information relative to the Funds and their shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Administrator may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

4.

Limitation of Liability.

Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.

Term.

Either party may terminate this Agreement, without penalty, upon 60 days prior written notice to the other.

6.

Privacy.

Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of the Funds to the Administrator, or collected or retained by the Administrator to perform its duties as administrator shall be considered confidential information.  The Administrator shall not disclose or otherwise use nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Administrator, including use under an exception in Sections 248.14 or 248.15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes.  The Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Funds.  The Trust represents to the Administrator that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Administrator with a copy of that statement annually.

7.

Governing Law.

This Agreement shall be governed by the laws of the State of Ohio to the extent federal law does not govern.

8.

Other Provisions.

The Trust recognizes that from time to time directors, officers and employees of Administrator may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that Administrator or its affiliates may enter into administration or other agreements with such other corporations and funds.

This Administration Agreement is made by the Trust pursuant to authority granted to the Board of Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Funds individually, but bind only the property of the Trust; provided, however, the liabilities, obligations and expenses incurred hereunder with respect to a particular Fund shall be enforceable against the assets and property of such Fund only, and not against the assets or property of any other Fund.

If the Trust establishes one or more additional series with respect to which it wishes to retain Administrator to serve as administrator hereunder, it will notify Administrator in writing.  If Administrator is willing to render such services under this Agreement, it will so notify the Trust in writing, whereupon such series will become a “Fund” as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Funds named above, except to the extent that such provisions are modified with respect to such new Fund in writing by the Fund and Administrator.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

ANCORA TRUST.

By:

Name: Richard A. Barone

Title:  Trustee

Accepted:

ANCORA CAPITAL INC.

By:

Name: Richard A. Barone

Title: Chairman